Exhibit 3.1

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

5.875% FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL

CLASS A PREFERRED STOCK, SERIES U

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY as follows:

1.

Resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on January 22, 2015, providing for and authorizing the issuance of 80,000 shares of the Company’s 5.875% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series U (the “Series U Preferred Stock”);

2.

All 80,000 outstanding shares of Series U Preferred Stock were redeemed by the Company on June 15, 2025 (which, due to the occurrence of a non-business day, shifted to June 16, 2025) and none of the authorized shares of the Company’s Series U Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on January 22, 2015 with the Secretary of State of the State of Delaware with respect to such series;

3.	The following resolutions were duly adopted by Securities Committee I of the Board of Directors of the Company pursuant to the written consent of Securities Committee I duly adopted on May 13, 2025:

WHEREAS, resolutions were adopted by the Securities Committee of the Board of Directors (the “Board”) of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations (the “Series U Certificate of Designations”) filed with the Secretary of State of the State of Delaware on January 22, 2015 providing for and authorizing the issuance of 80,000 shares of the Company’s 5.875% Fixed-to-Floating Rate Non-Cumulative Perpetual Class A, Series U Preferred Stock (the “Series U Preferred Stock”) of which 80,000 were issued;

WHEREAS, on June 15, 2025 (which, due to the occurrence of a non-business day, will shift to June 16, 2025), all 80,000 issued and outstanding shares of the Series U Preferred Stock will be redeemed by the Company (the “Series U Redemption”).

NOW THEREFORE BE IT

RESOLVED that, after the Series U Redemption, no shares of the Series U Preferred Stock are outstanding and none will be issued subject to the Series U Certificate of Designations.

RESOLVED that, after the Series U Redemption, all matters set forth in the Series U Certificate of Designations with respect to the Series U Preferred Stock be eliminated from the Certificate of Incorporation of the Company.

RESOLVED that, after the Series U Redemption, the President, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Company, and each of them, are hereby authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series U Certificate of Designations with respect to the Series U Preferred Stock shall be eliminated from the Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate to be signed by Bryant Owens, its Senior Vice President and Assistant Treasurer, and attested by Mingli Wu, its Assistant Secretary, this 17th day of June, 2025.

WELLS FARGO & COMPANY

By	/s/ Bryant Owens
Senior Vice President and
Assistant Treasurer

ATTEST:

/s/ Mingli Wu
Assistant Secretary